EXHIBIT 99.1
Final Transcript
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Conference Call Transcript
ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Feb. 13. 2007 / 4:30PM ET

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Jon Puckett
Affiliated Computer Services — VP, IR
Lynn Blodgett
Affiliated Computer Services — President, CEO
Ann Vezina
Affiliated Computer Services — COO, Commercial Solutions
Tom Burlin
Affiliated Computer Services — COO, Government Solutions
John Rexford
Affiliated Computer Services — CFO
CONFERENCE CALL PARTICIPANTS
Julio Quinteros
Goldman Sachs — Analyst
Jim Kissane
Bear, Stearns & Co. — Analyst
Moshe Katri
Cowen and Company — Analyst
Bryan Keane
Prudential Equity Group — Analyst
Adam Frisch
UBS — Analyst
Laura Lederman
William Blair & Co. — Analyst
David Grossman
Thomas Weisel Partners — Analyst
Greg Smith
Merrill Lynch — Analyst
PRESENTATION

Operator
Good afternoon, and welcome to the ACS second quarter fiscal 2007 conference call. Today’s call will consist of prepared statements by ACS, followed by a question and answer and answer period. All participants will be a able to listen-only until the question and answer session begins. The call is webcast live on the Company’s website, and available for replay purposes. If you have any objections, you may disconnect at this time.
Leading today’s conference is Mr. Lynn Blodgett, President and Chief Executive Officer, also speaking today are Ms. Ann Vezina, Chief Operating Officer, Commercial Segment, Mr. Tom Burlin, Chief Operating Officer, Government Segment, Mr. John Rexford, Chief Financial Officer, and Mr. Jon Puckett, Vice President, Investor Relations.
Mr. Puckett, you may begin.

Jon Puckett — Affiliated Computer Services — VP, IR

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Thank you, Maggie. Good afternoon and thank you for joining us today to discuss our second quarter fiscal 2007 results. Joining us on the call today are Mr. Lynn Blodgett, our Chief Executive Officer, Ms. Ann Vezina, the Chief Operating Officer of our Commercial Segment, Mr. Tom Burlin, the Chief Operating Officer of our Government Segment, and Mr. John Rexford, our Chief Financial Officer.
As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meaning of the Federal Securities laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties, that could cause actual results to differ materially from those expressed in, or implied by these statements.
Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website, and from ACS Investor Relations.
We have also provided a presentation on our website that we will refer to during our discussion. We will reference certain non-Generally Accepted Accounting Principle financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to Generally Accepted Accounting Principles on the Investor Relations page of our website at www.acs-inc.com. And finally, we disclaim any intention to, and undertake no obligation to update or revise any forward-looking statement.
Now let me turn it over to Lynn Blodgett, our Chief Executive Officer, who will provide a summary of the significant events during the quarter.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Thank you, Jon and thanks to all of you for joining us on this very important call. I think as each of you are probably aware, this is my first earnings call since becoming the CEO of ACS, and today I’m proud to be joined by my executive team. One of our primary goals was to make sure that ACS had the right team to take ACS to the next level. We are joined today by Ann Vezina, our COO over the Commercial Operations, and Tom Burlin, our COO for Government, and they will give more color and detail on their operations.
Before I move into our formal presentation, I want to take a few minutes, and give my strategic vision for ACS, and discuss why I am so proud of ACS. I will also discuss what I believe are our core strengths. What I believe makes ACS a very competitive and long-term player. Mine is the position of leading a company with a tremendous track record of growth and success. The Company was about 500 million in revenue when I joined in 1996. And now we generate more than 10 times that amount of revenue. We now earn more than that amount in operating income.
Our share price adjusted for stock splits has grown from about $8 per share to approximately $50. And we have grown from a U.S. company with 10,000 employees, to a company supporting client operations in more than 100 countries, with approximately 58,000 people worldwide. The reason for our growth and success are simple. And I will cover them with a few simple guiding principles.
Principle number one, we apply technology to deliver services to our clients to make their businesses better. We are technology independent. And following this principle does several things to ensure consistent, profitable growth over the long-term. It frees us from the risks associated with any given technology. We are not tied to a single technological path, which insulates us from the natural ebbs and flows of any particular vertical industry or market, and ensures that we grow through evolution rather than revolution.
We make changes and improvements in our people, our processes and technology every day, rather than betting on the new, high risk technological marvels. We build unique solutions, meeting our customer needs on standard platforms. Our innovation comes where with it matters most, and that is at the client solution level. Our evolutionary approach has allowed us to maintain and grow earnings while transforming ourselves from a bank data processing company in 1989, to a leading IT infrastructure company, to a leading global provider in the integrated BPO market.
There are several examples of our evolution, including electronic payment cards, advanced scanning software, electronic benefit payments, our leadership and multiscope HR, our early development of the medical management information system, our electronic toll systems, and many more.
The second principle is that we must grow the business profitably by winning new customers, and by adding depth and scope of service to our existing customers. We must focus on markets and services, where we can achieve sustained internal growth in revenue and profit. This doesn’t mean that we will not maintain any low growth business. Our portfolio of business dictates that some business is more mature in its growth cycle. These businesses must be carefully managed from a cost and margin perspective, to ensure that they contribute to the entire earnings performance of the Company.

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Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
But our focus must be on service offerings where our performance demonstrates internal growth in revenue and profit. Following this principle will ensure that we properly invest in our businesses that demonstrate internal growth, and second, that we capture proper returns on lower growth services that are acceptable cash generation businesses. Acquiring successful companies is a core competency of ACS.
Again, our strategy is to buy successful companies at a fair price, not to buy troubled companies at a low price. Our philosophy has always been to expand through a balance of internal and acquisition growth. We have a long track record of success in both.
And therefore, our third principle is, acquisitions are good for ACS when they do the following. One, they add a new technology or service or capability, that makes us more competitive for new and existing customers. As an example, we acquired Intellinex, to add significant depth in our training business. Systech gave us expanded capabilities in SAP. The second is that, and this is an and/or, the acquired company’s internal growth rate can be significantly increased by being part of ACS.
I will use my own company Unibase that was acquired by ACS ten years ago. Because ACS was financially stronger and invested in our business, and brought management and technical skills to Unibase, our growth skyrocketed and dramatically exceeded our historic growth rates.
Fourth principle, people are our most valuable asset. As a service company, the quality of our people drive the quality of our business, and create the long-term client relationships we want. We do everything we can to recruit, hire, train, develop and retain the best people in the industry. When our customers receive outstanding service, they provide us with more opportunity and growth. This translates into more growth in revenue and earnings, which of course translates into happy shareholders. Please turn to slide 1 and I will provide more detail on my strategic vision for ACS.
Our goal is to become a $10 billion revenue run rate company by the end of 2010. Now obviously, we will have to grow at a higher rate than we have in the first half of fiscal 2007 to achieve this goal. I am confident we can achieve 10 by ‘10, based on a balanced mix between high quality acquisitions and the estimated five-years for Commercial BPO, Commercial ITO, and state and local markets, which the industry analysts estimate are 9%, 6%, and 8% respectively. My expectation of ACS is that we will grow internally at least as much as the market.
So how will we get to 10 by ‘10? Internally I believe we have good opportunities for future growth in the multiscope HR market, which is expected to be the fastest growing BPO market over the next several years. Many of you are aware that we have experienced service delivery issues related to two multiscope HR contracts. While we were working to remediate the issues, we consciously delayed signing new contracts in this space, and devoted resources to solve our service delivery issues.
I believe that we have made significant progress in our performance through enhanced project management and improved processes, and I am thrilled to announce that we recently signed a new multiscope HR BPO contract with GSK, or GlaxoSmithKline. This contract with GSK meets our sweet spot of multiscope HR BPO services and our return criteria, and we are looking forward to deepening our relationship with this great client who we already provide with IT services.
In the Government segment, we believe the integrated eligibility market has many existing and future opportunities, as states move to an outsourced eligibility model. In the second quarter, we signed a large 10-year contract to provide eligibility outsourcing services, as part of a larger service delivery team to a mid-Western state. We are very excited about this opportunity and we look to expand our service capabilities in this area for future opportunities. We recently signed a deal to acquire the assets of Albion, which should close later this quarter.
These assets will provide ACS with a proprietary, integrated eligibility software solution, which combined with ACS’s existing IT and BPO service capabilities, will provide us with an end-to-end solution to offer to this large and growing market. We are very excited about our competitive position and the opportunities as well, and opportunities that are in the global transportation services market, and Tom will discuss more of that in his presentation.
In addition to these large and growing markets, we will continue to see opportunities in finance and accounting, where we continue to build the depth of our skill sets, and breadth of our service offerings. Additional markets where we see growth and can leverage our existing capabilities, in both the Commercial and Government segments are healthcare, transportation, manufacturing, transactional BPO, and customer care. We see growth opportunities internationally to provide services in local markets in which we are expanding.
I also believe that we have solid growth opportunities as we ascend the value chain, by providing more complex value-added services for our clients. Although we are generally perceived in the market as a transactional BPO Service Provider, we actually perform transformational BPO

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
for our clients day in and day out. We are learning from our implementations and leveraging this experience every day, as we provide more value-added services in our core BPO markets. We will continue to innovate and create new markets as we have done historically.
Let me give you some examples of ACS innovation. We were one of the early movers in the multiscope HR market, and we continue to shape this market by developing sophisticated web portal technology to better serve our clients. We were early developers of Medicaid systems, which is the foundation of our current MMIS business.
We have developed innovative technologies to allow commuters to pay tolls electronically at highway speeds. Innovation is at the core of our entrepreneurial culture, and will continue to be in the years to come. My goal as CEO is to place even more emphasis on innovation within ACS. Another key agenda item is to simplify ACS. By simplify I mean eliminating unnecessary spans and layers within our organization, and pushing decision-making further down within ACS.
I firmly believe that these actions will serve to make us more nimble and more client-focused. I also believe this provides our employees with the opportunity, and the appropriate level of autonomy and empowerment, which is critical for our fast moving entrepreneurial culture. The end result of simplification is more satisfied clients and employees.
Next we will continue to pursue an acquisition strategy that has helped fuel our growth and provide us with many innovative solutions and entrepreneurial talent. We will continue to take a straightforward approach to acquisitions, and buy well-run, profitable companies with similar cultures, that are accretive to earnings. This is a strategy that has served us well, and we will continue to be opportunistic with acquisitions. We will also target acquisitions that deepen our penetration into certain markets or broaden our capabilities.
My final initiative is to spend more time with our clients and with you, our investors and analysts. I am looking forward to meeting many of you face-to-face over the coming months, to provide you with information that helps you better understand our business, and to improve the dialogue between ACS and the investment community.
Before I move on, I want to highlight how proud I am of our 58,000 plus employees, who have continued to provide excellent service to our clients. We have completed our internal stock option investigation, and became current once again in our SEC filings. I cannot thank our employees, our customers, and our shareholders enough for their enduring commitment to ACS while we worked through these issues.
Please turn to slide number 2, and I will review the highlights from our second quarter of fiscal 2007. First, reported operating margins improved sequentially in both the Commercial and Government segments. Commercial operating margins were up 160 basis points, and Government operating margins were up 80 basis points.
Second, signings increased sequentially 26% with significant improvement in the Government sector, moderated by lower than expected signings in our Commercial segment. Our second quarter fiscal 2007 signings are obviously below our record signings of 251 million in the second quarter of fiscal 2006. And the Commercial segment was below our expectation.
Third, we achieved excellent renewal rates during the second quarter of fiscal 2007 at approximately 90%, and for the first half of fiscal 2007, renewal rates are approximately 95%. You know, I have read recently a lot of commentary from industry analysts regarding ACS’s performance and customer satisfaction. You can see from recent announcements, many external agencies are giving ACS top scores. And we believe that renewal rates are the best leading indicator of client satisfaction, and our renewal rates for the quarter and year-to-date speak for themselves.
On the surface, operating and free cash flow of 132 million and 57 million respectively, look like they were below our historical ranges of 12 to 14% for operating cash flow, and 6 to 8% for free cash flow. I’ve asked John to cover cash flow in more detail later in this presentation, and give you information on the drivers.
Last, we improved our execution in the second quarter of fiscal 2007. Over the past several quarters, we have modified and improved our project management training programs and hired many additional project managers, to help us successfully navigate our more complex contracts and service offerings. We are seeing the results of our improved project management in in both our IT and multiscope HR lines of business, where we have improved our execution.
As you may have read in certain bankruptcy filings, we negotiated our contract with one client, and they took some services back in-house. This was a real positive for ACS and for the client. The revenue impact of the services taken in-house is minimal, and not providing these services is already improving our service levels and client satisfaction levels.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Please turn now to slide number 3. Reported consolidated revenue grew 6% year-over-year, and grew 10% when adjusted for the Welfare-to-Work divestiture that was substantially completed in the second quarter of fiscal 2006. Internal revenue grew by 4% year-over-year, and was flat sequentially. Total revenue growth in Commercial was 9%, with 3% sequential internal growth, which was below our expectations. I realize that we have work to do in our Commercial segment to restore revenue growth to our expected levels, and I am confident we will do so.
Total Government revenue growth was 10%, excluding the Welfare-to-Work divestiture. Government internal growth was 4%. I am obviously pleased with the 3% sequential improvement in Government internal revenue growth. But we are not through yet. Our our COOs, Ann and Tom, will give you more details on our segment results later in the presentation.
Now let’s turn to slide number 4. We will review new business signings for the second quarter of fiscal 2007. I would remind you that the quarterly bookings will continue to be lumpy in our business. With that said, we signed $166 million of annualized recurring new business in the quarter, a 26% increase from the first quarter. As I mentioned earlier, signings decreased year-over-year from our record signings in the second quarter of fiscal 2006. The Government segment signed $114 million in new business, or 69% of the total. The Commercial segment signed $52 million in new business, or 31% of the total.
From a service line perspective, BPO signings were $155 million, ITO signed the remaining $11 million of new business. Second quarter new business represents approximately $1.1 billion in total contract value, and an average contract term of 6.5 years, which is driven by several state and local signings that were longer term.
When we provided our preliminary first quarter results on November 1st, we indicated we had been awarded approximately $170 million of annual recurring revenue that had not yet signed. In other words, verbal awards. Of this $170 million, approximately $102 million actually signed in the second quarter of fiscal 2007. The remaining signings are expected to sign in the third quarter of fiscal 2007.
Please turn to slide number 5 for some additional color on second quarter fiscal 2007 signings. This chart shows the Top 20 deals that we signed in the second quarter, which represents about 81% of total signings for the quarter. Average contract life for second quarter signings is about 7 years, and reflects the more significant Government mix for the quarter. The Top 20 contracts we signed during this quarter have expected capital intensity of roughly 2.5% of total contract value, which is below typical capital intensity, due to the long-term eligibility contract that was signed during the quarter.
These Top 20 contracts are expected to generate about 16% operating margins over the life of the contract. So the primary take-away from this slide remains, one, competition is not causing our expected overall margins to be lower than historical levels. And two, capital intensity on signed new business is not increasing.
Let’s turn now to slide number 6. I am very pleased about the excellent client renewal rates that we achieved during the second quarter, and for the first half of fiscal 2007. We calculate our renewal rate based on the total annual recurring revenue of renewed deals as a percentage of total annual recurring revenue of the deals sought. During the second quarter, we renewed approximately 90% of total renewals sought, or $162 million of annual recurring revenue.
For the first half of fiscal 2007, we have renewed approximately $468 million of annual recurring revenue, with a renewal rate of approximately 95%. To put this in perspective, this represents a total of 169 deals we sought, and we renewed $158. The total contract value for the second quarter renewals was $553 million, and for the first half of fiscal 2007 total contract value was $1.5 billion. Obviously, you can’t deliver results like these without having satisfied clients, and these results are a testament to the excellent service that ACS delivers to its clients day in and day out.
Please turn to slide number 7 for an update on our sales pipeline. As always, our pipeline is a qualified pipeline of deals with a decision date within the next 180 days, and excludes deals in excess of $100 million in annual revenue. Our pipeline at the end of the second quarter was approximately $1.4 billion. We are seeing particular pipeline strength in transactional BPO, in both Government and Commercial.
Our pipeline is also strong in healthcare ITO and BPO, where we are seeing opportunities across provider, payor, and Government healthcare. There are several good opportunities in transportation, including some international opportunities. Our IT outsourcing pipeline, which was not as robust as we would have liked, has grown and has some good opportunities for expansion with existing customers and new logos.
Finally, there are several good opportunities in customer care. I would also like to point out that while some industry advisors have indicated that ACS is included in fewer deals on which they are consulting, I would remind you that there are multiple advisory firms consulting on deals, so you have to look at all firms. We are not feeling a slowdown.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Also, the state and local Government market where we compete, typically does not use advisors, and several of the business processing service deals we pursue, do not use advisors.
In summary, I am pleased with our existing pipeline. I am looking forward to converting that pipeline to signings for the remainder of fiscal 20007.
Now let me turn the mike over to Ann Vezina, the COO of our Commercial Solutions group, who will discuss the Commercial segment performance in more detail.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
Thank you, Lynn. Please turn to slide number 8. Commercial revenue grew 9% in total, with 3% internal revenue growth. Obviously, I have higher expectations for our internal growth than we achieved this quarter. Commercial internal revenue growth was negatively impacted by the anniversary of large new business signings, like Disney, some lower volumes related to certain customer care clients, and known losses from our acquired HR business.
The decline was also due to lower Commercial signings that began to slow during the fourth quarter of fiscal 2006, and remained at lower levels through the second quarter fiscal 2007. While some of this is within our control and the result of actions we took to slow down our pursuits in the multiscope HR space, some of this is also likely attributable to external distractions and negative publicity, related to the stock option investigation, and the delay in our filings of financial statements. I’m not making excuses for our performance. But I also think it would be naive to think that these did not have an impact on our new business signings over the last nine months.
I am confident we will see improvement in internal revenue growth going forward, as we move past some of the large anniversaries of new signings and known losses from the acquired HR business, as well as the distractions that we have had over the past several quarters.
Alternatively I am very pleased with our sequential improvement in operating margin. Reported operating margins improved 160 basis points due to the progress we are making in improved execution on our multiscope HR business, which is a direct result of the investments we have made in project management that Lynn mentioned earlier.
Additionally, we began to see margin impact of our first quarter 2007 restructuring effort which were partially offset by certain non-renewals in fiscal 2006, and investments we are making in our workforce. On this slide, I have highlighted the restructuring charges and asset impairment charges we took in the first quarter of fiscal 2007. We will continue to monitor our operating margins, and make sure we are aggressively managing our costs to ensure we maintain our near industry high margins.
Please turn to slide number 9 for some details around the Systech acquisition that closed during the second quarter of fiscal 2007. In October 2006, we acquired Systech, a leading middle market provider of system integration and consulting services at a purchase price of $65 million. Based on trailing 12 months of revenue, the revenue multiple is approximately 1 time, which is within our historical range of purchase price multiples. There is a potential earn-out of up to $40 million, based on future performance, which we hope to pay. The rational behind the Systech deal was to compliment our existing SAP hosting business with additional front end consulting and system integration services, which I felt would provide ACS with the end-to-end SAP solution.
We are excited about this deal, because it makes ACS a premier partner of SAP America, and it allows us to tap into the large growing SAP middle market. I believe that with this acquisition, we are poised to be a leader in this growth area. While on the topic of growth, please turn to slide number 10, and I will cover some additional markets where we are focused for expansion.
First, let me talk for a second about how we look at the markets we serve. For ACS, expansion opportunities have both vertical and horizontal components. Verticals represent industries we serve, healthcare, transportation, manufacturing, communication, education, financial services. Horizontals represent services that we provide like HR outsourcing, finance and accounting, transactional BPO, IT outsourcing, and customer care. In short, our goal is to continue to develop our horizontal offerings in response to customer needs, as well as to evolve our vertically integrated capabilities.
Let me provide an example of each. Several years ago we entered the healthcare market by providing image and data capture services to a single insurance payor. Today we proudly serve a significant number of healthcare providers, all of the national payors, most of the large regional

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Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
payors, and several Blue Cross/Blue Shield organizations. This level of market penetration has occurred over the years by listening to our clients, delivering innovation, and adding targeted acquisitions.
Today we deliver an array of services including premium billing support, clinical solutions, enrollment and eligibility customer service, IT, subrogation and cost recovery services, and disease management. Hopefully this gives you a sense of our level of commitment to the healthcare vertical, and to our ability to take advantage of continued growth in this space.
Now let me provide an example of horizontal expansion. Again, we view a horizontal market as being a technology-enabled service, that has growth potential across many, or all of the vertical markets we serve. For example, we launched our finance and accounting horizontal line of business. We started with a single client in the manufacturing industry and delivered accounts payable services. Today we deliver a full spectrum of services, ranging from AR and AP, to expense reporting, receivables analysis, account reconciliation, and expense analysis. We deliver these services to 20 clients in a variety of industries, including travel, retail, communications, and technology.
I am very excited about the growth opportunities in both our vertical and horizontal markets, and we will continue to move up the value chain by adding services that our customers and prospects are demanding.
Now I would like to turn it over to Tom Burlin, the COO of Government Solutions, who will go through the Government segment performance.

Tom Burlin — Affiliated Computer Services — COO, Government Solutions
Thanks, Ann.
If we could turn to slide 11, Government revenue for the second quarter was $569 million. Adjusted for the workforce solution divestiture, second quarter Government revenue increased 10% from the prior year’s quarter. Internal revenue growth was 4% for the second quarter, which is a 3% improvement both sequentially and year-over-year. As you know, this increase in our internal growth rate is significant, given our level of internal growth over the past several quarters, which has been plus or minus 1%.
Our improved internal revenue growth was driven by the ramp of previous new business signings, including Texas Medicaid, the Social Security Administration, and growth from our acquired transport revenue business, which was offset by lower non-recurring business in our unclaimed property division. Overall I am extremely pleased with the improvements we are seeing in the Government segment. Our improvement is a direct result of the actions we started taking 18 months ago, to reorganize the sales organization. We also saw an 80 basis point sequential improvement in operating margins, due to our cost efficiency programs, and the improved results in our transportation services business.
Now if you will turn to slide 12 for an update on the pending Albion acquisition. In January 2007, we announced the signing of a definitive agreement to acquire certain assets of Albion for approximately $30 million. The purchase price is approximately 1.2 times trailing 12 month revenues, and is within our historic range of purchase price multiples. As Lynn commented earlier, acquisitions are good for ACS when it enhances our core competencies.
Albion is a perfect example of this strategy. Albion’s proprietary solution, which provides ACS with a commercial off-the-shelf solution used to determine eligibility in managed case loads for various health and human services, or HHS programs, including temporary assistance for needy families, food stamps, Medicaid, and child care. Albion’s proprietary @vantage HHS framework, will bring ACS a proven, federally-approved COTS solution to respond to our client’s current and future needs. Albion’s software architecture and HHS qualifications significantly enhance ACS’s capabilities to bid on eligibility systems, and corresponding IT and back end BPO services.
I believe this acquisition will give ACS a competitive advantage as the integrated eligibility market evolves. We expect this acquisition will close in the third quarter of fiscal 2007.
Now if you will please turn to slide 13, I would like to take some time to let you know why we are confident we’ll not only sustain but improve our growth in the Government markets. First, we are seeing a resurgence across the U.S. state and local markets, as Governments emerge from an extended period of deficit budgets to budget surpluses. We anticipate the political shifts in the last election to focus spending on social welfare programs, health, and education. We also anticipate the country’s densely populated states to make efforts to solve the perplexing transportation challenges. These are all traditional areas of ACS market strength. We have also seen a recent increase in outsourcing opportunities in both the Government IT and integrated eligibility markets.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
I would like to take the opportunity to reinforce Lynn’s earlier comments about how ACS uses acquisitions to leverage growth, and as a strategic and competitive advantage. The integrated eligibility market is an emerging market, which we assess to be an opportunity of several hundred million dollars of annual recurring revenue over the next few years. The acquisition of Albion, coupled with ACS’s market presence, our strong customer entity, and placed in the hands of the best subject matter experts in the industry, will drive additional internal growth in both ACS’ base IP and BPO business, and the acquired Albion business.
As a result of the devastating storms of 2005, and generally in response to Homeland Security and First Responder needs, we are seeing new community customer care opportunities, such as our recent award of the 311 emergency response center in the city of New Orleans. As constituents continue to acquire more efficiency and effectiveness from their Government, ACS is uniquely positioned to respond to these needs, through our nationally distributed workforce, already in some 440 locations across the country, and through our deep subject matter expertise. Again, I would like to point out the unique position ACS enjoys in the state and local market.
For example, ACS is recognized in the industry as a world class provider of call center services. When this capability is coupled with the deep understanding of Government process, the delivery of customer care solutions in Government is no longer a commodity offering, but in fact becomes a business solution, which is highly valued by our Government clients.
Second, our vast experience in state health care markets, in addition to our world class customer and Commercial healthcare capabilities, uniquely positions us to address the emerging and reengineered federal healthcare market. Whether it’s the consolidation of Medicare claims management, or the emerging electronic health records market, few companies are strategically positioned to address these opportunities as is ACS. Because of our experience in state and local markets, we believe that the federal BPO market represents another opportunity to grow.
Over the many years of serving the state and local market, we have developed an extensive set of mature solutions, many of which are equally applicable to the federal market. For example, our solutions for helping state Departments of Transportation manage excise tax would be very similar to like taxes on alcohol and tobacco, and would be highly transferable solutions. All of this represents greenfield opportunity for ACS.
Finally, I am excited about the opportunities, and the strategy that ACS has developed for globalization within our Government business, and what it has to offer in adding to international growth. As we indicated a year ago when we acquired the Transport Revenue business from Ascom, we are seeing extensive, we are seeing extensive opportunities for growth in our transportation business. As we integrate the service offerings across the business, ACS is uniquely qualified to address a wide array of transportation needs of governments around the world. We were recently awarded Transportation programs in Mexico City and Marseilles, France, and we are currently engaged in other significant international opportunities we hope to win.
Additionally, we are seeing applicable markets for our traditional U.S. based solutions in developing economies. For example, solutions such as land records management, and tax and revenue solutions, are receiving great interest in these countries. We are encouraged by the response to date of our initial forays into these markets. Again, this also represents a greenfield opportunity for ACS.
Let me now turn it over to John, who will take you through our financials.

John Rexford — Affiliated Computer Services — CFO
Thanks, Tom. Please turn to slide 14 and I will briefly recap our quarterly results. Revenue for the quarter was approximately 1.4 billion, representing total growth of 6%. Excluding the impact of the WWS divestiture, revenue grew 10%. Consolidated internal revenue growth for the quarter was 4%. At the consolidated level, reported operating profit margins increased 30 basis points sequentially, from 10.2% to 10.5%. For your information, I have highlighted on the slide, specific items to consider that are included in both the first and second quarter of fiscal 2007 results. Reported earnings per share increased by 22% on a sequential basis. Again, we are encouraged with these improved results.
Please turn to slide 15 for an update on cash flow for the second quarter and the first half of fiscal 2007, which given our additional debt and the cost of the debt is something we are monitoring quite closely. Second quarter reported operating cash flow was $132 million, or 9% of revenue, and free cash flow for the quarter was $57 million, or approximately 4% of revenue.
Considering our additional debt load, we provided you with certain additional information on slide 15 for cash interest paid, cash interest received, and cash paid related to the ongoing stock option investigation and shareholder driven lawsuits for the first and second quarter. These net payments were approximately $65 million, or approximately 5% of revenue, for the second quarter fiscal 2007. For the first half of 2007, our net cash payments for these items totaled approximately $96 million, or approximately 3% of revenue.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
One other item of note is our level of spending on CapEx and intangibles for the second quarter fiscal 2007, which totaled $75 million, or approximately 5% of revenue. And for the first half of fiscal 2007 which totaled 185 million, or approximately 7% of revenue. The level of CapEx in the second quarter is at the lower end of our historical range, due to lower capital requirements on some Government and Commercial new business, and the results of our focus on reducing internal capital expenditures.
Please turn to slide 16 and I will cover the balance sheet. Cash increased primarily because we determined it would be prudent to retain a portion of our cash flows provided by operating activities, rather than pay outstanding debt due to the delay in filing our financial statements for fiscal 2006 and the first quarter of fiscal 2007, and our reduced ability to access capital markets during that delay.
Now that we have filed our financial statements, we anticipate that we will begin reducing outstanding debt in the third quarter of fiscal 2007. Goodwill and other intangibles increased by approximately $57 million, primarily due to the Systech acquisition that closed in October of 2006. Other accrued liabilities increased by approximately $42 million, primarily related to the timing of payments to subcontractors, other contract costs, and the timing of payments on our debt. Long-term debt increased by approximately $211 million, primarily due to our decision to build cash during the quarter.
Slide 17 provides you with an overview of our credit capacity as of December 31st, 2006. We have approximately $2.7 billion outstanding as of December 31, 2006. The senior notes carry an average interest rate 4.95%. As it relates to our $1 billion revolving credit facility, we had approximately $275 million outstanding, and approximately $141 million of letters of credit as of December 31st. The revolving credit facility carries an interest rate of LIBOR plus 125 basis points. The term loan facility had approximately $1.8 billion outstanding as of December 31st, 2006, and is expandable to almost $3.8 billion for share repurchases, or to pay off our senior notes. The term loan facility currently carries an interest rate of LIBOR plus 200 basis points.
In anticipation of one of your questions, we have not bought back any shares under the August 2006 $1 billion authorization. Regarding our anticipated capital structure mix, management and our Board are continuing to evaluate the best means to maximize shareholder value.
Before I conclude, let me address what I anticipate will be another question, the direction of operating margins going forward. As you know, our consolidated operating margins are dependent upon our mix of business, given that we have many businesses within ACS. Several of these businesses generate operating margins that are above our corporate average, while several generate margins that are below our corporate average.
Given all of the moving parts, I don’t spend a lot of time forecasting the direction of corporate operating margins. I do focus however, on the expected operating margins of new business that we are signing, to ensure the operating margins we expect to generate are commensurate with the capital intensity of the deal, the risk profile of the services we are providing, and the overall return on capital. Therefore, we will not be providing directional guidance on operating margins, due to the always changing mix and amount of new signings, and the ramp on new business.
That concludes our prepared remarks, so Operator, let’s open it up for questions. We have quite a few people in line, so please hold your questions to one per caller. Operator, you may begin the question and answer session.
QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS]. Our first question comes from Julio Quinteros.

Julio Quinteros — Goldman Sachs — Analyst
Just wanted to focus real quickly then on the Commercial side, maybe if you guys can give us a little bit of color, on where we are in terms of the restructuring, how far along are we I guess if we were to think about it that way, what’s left to do and more importantly, as you kind of look forward, in terms of the workforce, what opportunities are there for redeployment of the current workforce, particularly between the on side and offshore effort mix?

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Lynn Blodgett — Affiliated Computer Services — President, CEO
That’s a great question, and what I’ll do is ask Ann, the COO of our Commercial organization to answer that question.

Julio Quinteros — Goldman Sachs — Analyst
Thanks.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
Thanks, Lynn. You know, I view, in the Commercial business as is true in the Government as well, our challenge is to constantly be looking for opportunities to get more efficient, and to reduce costs. That its something we have to do every single day. It isn’t something we do in one particular quarter or another.
I think as I look forward in this business, I think we have put some structure in place and some processes in place, that ensure that we do that on an ongoing iterative basis. So at this point in time, you know, last quarter we did as we talked about, go through a pretty significant restructure. I think at this point in time we are in more of what I would refer to as a steady state, ongoing cost reduction as a way of doing business mentality. And I think we have got that in place effectively.

Lynn Blodgett — Affiliated Computer Services — President, CEO
I will add on another comment and that is that consider when you talked about the redeployment of the workforce, about 40% of our business is Government business, and typically is not eligible for a lot of offshore. We can do some internal support of our operations, but the actual service delivery to our clients in the Government space is typically limited. And so when you look at our headcount offshore, you need to factor in that a large percentage of our headcount is not eligible to go offshore.
If you think about the rest of the business and the eligible headcount there, when we entered this year we had a goal of about 30%, of moving what was 30% of our current workforce to 40% of the eligible workforce, and we are on-track to complete that by the end of the fiscal year.

Julio Quinteros — Goldman Sachs — Analyst
Any sense on how many heads that actually accounts for?

Lynn Blodgett — Affiliated Computer Services — President, CEO
You know what? It’s several thousand. Some of that is the reason I hedge a little bit, is just that it depends exactly on which customer and what the work mix is, and sometimes that can be a little skewed because of if it’s a higher level job, it will be a lower headcount, but the revenues will be higher. Does that make sense?

Julio Quinteros — Goldman Sachs — Analyst
Definitely. Thank you.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Okay, thank you.

Jon Puckett — Affiliated Computer Services — VP, IR

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Next question, Operator.

Operator
Our next question comes from Jim Kissane of Bear, Stearns.

Jim Kissane — Bear, Stearns & Co. — Analyst
Thanks, I know you guys don’t want to get specific on the margins and the direction going forward, but can you talk generally about the margin potential for say transformational and multiscope outsourcing, versus your traditional transaction based BPO? It does seem like the market is moving more towards the custom solutions, maybe away from the more standardized offerings.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Jim, thanks for the question. And in terms of the margins as John pointed out, and really don’t want to be evasive on this answer as you maybe think we’re being, but there really is a significant impact on margins based on the mix, right? If we are signing a lot of federal business as we move back into that market, margins in that business are typically going to be lower than they would be in our state and local Government business. But that doesn’t mean it’s bad business. So when we give you this answer, it isn’t that we’re trying to be cute.
It’s the truth is, that it’s hard to predict that, given the business mix. I think what you are getting at or maybe this is a way to get at your question, and that is that the overall health, or the overall return or the earnings capability or earnings power of the Company, I think you are going to see continued improvement as you saw from the first quarter to the second quarter.

Jim Kissane — Bear, Stearns & Co. — Analyst
Okay. Great. Nice job guys, thanks.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Thank you. Next question.

Operator
Our next question comes from Moshe Katri of Cowen and Company.

Moshe Katri — Cowen and Company — Analyst
Thanks. It’s Moshe Katri. Can you look at your bid and proposal pipeline, I think it was about $1.4 billion. I think there a way, can we break it down by BPO versus ITO, and also by Commercial versus state and local Government? And again, we are trying to get a good feel on the health of the Commercial pipeline at this point?

Lynn Blodgett — Affiliated Computer Services — President, CEO
Sure. Good to hear from you. Let me give you a couple of pieces of information about that. The Commercial area is something that we’re, as Ann said, we’ve been concerned many we were concerned about the lower growth and the lower signings, so we are very focused on that. At this moment in time, the Commercial pipeline is just under $1 billion, and the Government pipeline would be the balance of that.
Tom, if you would like to give any more color in that regard.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Tom Burlin — Affiliated Computer Services — COO, Government Solutions
I think the Government pipeline remains strong. There was a quarter to quarter reduction in the pipeline, predominantly due to the decisions that were made on three fairly large engagements, one of which we were a participant in the win.
The base business that contributes to our quarter-to-quarter growth, those projects that tend to be in the 2 to $5 million of annual recurring revenue remains very strong. That said, we are working diligently to reload the pipeline with new opportunities that we see in the future.

Moshe Katri — Cowen and Company — Analyst
Can you break it down by BPO and ITO?

John Rexford — Affiliated Computer Services — CFO
Moshe, this is John. The BPO piece is significantly larger, so you take the mix of our businesses, but you are going to have at least twice as big in the BPO side, maybe a little bit bigger than that.

Moshe Katri — Cowen and Company — Analyst
Finally, just as a follow up to Jim’s question regarding kind of outlook, we are not going to talk about EBIT margins, but is there anything that kind of can give us a good feel for what sort of top line growth, maybe two or three year outlook, are we looking for 5% top line growth? Are we going to go back to double-digit growth rates organically? What is your feel, given what you are seeing in terms of demand trends in general?

Lynn Blodgett — Affiliated Computer Services — President, CEO
I think that as we, as I mentioned in my prepared comments, we have a goal to get to 10 billion exit rate, by the end of ‘10, and obviously to be able to accomplish that, there will be what we will need to have significant internal growth. We mentioned that those growth rates in the various industries, and as I said, our objective is to grow at least in-line with those.
And then obviously to make that number, depending on when we would sign an acquisition, we would have to sign a portion of acquisition revenue to make that 10 by ‘10. But as I said, the growth objectives and I will be disappointed if we don’t grow at least in-line with those industry levels.

Moshe Katri — Cowen and Company — Analyst
Thanks.

Lynn Blodgett — Affiliated Computer Services — President, CEO
You bet.

Jon Puckett — Affiliated Computer Services — VP, IR
Next question.

Operator
Our next question comes from Bryan Keane of Prudential.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Bryan Keane — Prudential Equity Group — Analyst
Hi, good afternoon. You guys talk about the operating margins being impacted by the mix of business. I guess I am trying to think about that versus operational improvements and the restructuring cost saves you had. In the quarter, how much of that was mix of business, the improvement in operating margins versus some of these other operational improvements and restructuring? Is there a way to balance it, or think about it that way?

Lynn Blodgett — Affiliated Computer Services — President, CEO
I think as Ann mentioned, we had significant efforts that we have been engaged in for the last about three quarters, in terms of these restructuring efforts, and some of that as we said, was completed in the first quarter. I think that most of the improvement in operating margins for the second quarter, and John, you can come back and correct me if this is wrong, but I think the majority of that came through the cost reduction initiatives versus mix in business.

John Rexford — Affiliated Computer Services — CFO
I don’t perceive a lot of change in the mix of business between first quarter and second quarter, Bryan. I think, again, most of the first quarter restructuring activities that we did, I think we are pretty well completed with those, but we did throw back some money back into the organization, investing in our people, and we had some other corporate charges. We’re building up a procurement, a center here in the Company, and we have spent some of that money quite frankly, to generate future business and savings in the future.

Lynn Blodgett — Affiliated Computer Services — President, CEO
And Tom, did you want to make a comment here?

Tom Burlin — Affiliated Computer Services — COO, Government Solutions
I would just add, Bryan, that as we looked through 2006, at least from the Government side of the business, we looked at our pipeline, we knew we were going to have to generate a pipeline, and then go through the procurement cycles that are representative of Government. So in order to continue to maintain a healthy business, we had to focus on our core business, and focus on cost reduction.
I think we mentioned in our last call, and we talked about our ABC, our incentive-based compensation, which we had traditionally not used extensively through our Government business. We deployed that on a very aggressive basis in Government starting in 2007, actually in late 2006. And have accelerated that and we’re seeing the results of that.
It’s not only good for our clients because they get higher quality products. It’s good for our employees, they make more money per capita. And it improves our bottom line. I think you are seeing the results of that in the quarter to quarter improvement in Government.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Just to add on to that, Bryan, we are very encouraged and excited by the impact of things like ABC, Activity based compensation. We have always viewed that as a genuine competitive advantage that we have, and of course, things like migrating work offshore, and improving process efficiencies, those are things that we have to do day in and day out. The fact that we have had this reception in the Government space around the activity based compensation, to me represents a very important move, in terms of cost reduction.

Bryan Keane — Prudential Equity Group — Analyst
Okay. That’s helpful. And just a clarification, John, about the buy-back. Do you start on or do you plan on starting to use the $1 billion authorization in August, and I guess if you don’t plan to do it, what would hold you back from using that?

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

John Rexford — Affiliated Computer Services — CFO
Well, again, at this point in time I think the Board is going to start to continue, or is continuing to evaluate the best way to return capital to shareholders, and at this point that’s all we are really going to talk about that.

Bryan Keane — Prudential Equity Group — Analyst
Okay. Thanks a lot.

Jon Puckett — Affiliated Computer Services — VP, IR
Operator, next question, please.

Operator
Our next question comes from Adam Frisch of UBS.

Adam Frisch — UBS — Analyst
Thanks for taking my question. A couple things for you guys here. I tend to look at margins more on a year-over-year basis to take out seasonality, and by our estimates Commercial was down 50 bips, Government was down 340 bips. I know you want to stay away from projecting near term margins, but can you just give us a sense, I think it’s a follow-on to some of the other questions. Some of the puts and takes there, what happened that was kind of by just the business going the way it’s going, how much was investment to give us a better sense of how to model going forward?

Lynn Blodgett — Affiliated Computer Services — President, CEO
You bet, Adam. Thanks for the question. What I’m going to do is ask Tom to respond to some of the developments or the dynamics in the Government space, and then I’ll turn it over to Ann to do the same. Mr. Rexford can cap it off.

Adam Frisch — UBS — Analyst
Okay.

Tom Burlin — Affiliated Computer Services — COO, Government Solutions
Sure. Well, I would tend to agree with you that over an annual basis these things tend to level out. We have to take into account the divestiture of our workforce solutions, which affected the quarter-to-quarter comparison to the tune of about a $26.5 million gain in that quarter. If you eliminate that, 3.4 about the quarter-to-quarter in comparison, is about a 0.9% improvement in our margins, and it was largely due to operational cost efficiencies.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Adam, does that help on that?

Adam Frisch — UBS — Analyst
That’s good on commercial.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
In the Commercial space—

Adam Frisch — UBS — Analyst
Sorry.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
No problem. In the Commercial space, let me just make a couple of points. As you look at the year-over-year, two things I would point out that have negatively impacted us. One is the impact of certain key non-renewals that had a significant impact on year-over-year, and then the second is year-over-year price reductions, specifically in our ITO business.
Having said that, my expectation is that as we continue to build on the concept of cost reduction as a way of life, and as we continue to remediate some of the two problemed HR contracts that we talked about, we will continue to see improvement in the year-over-year margins for the Commercial group.

Lynn Blodgett — Affiliated Computer Services — President, CEO
I just will add to that that I think we have mentioned a couple of times, that we were not as aggressive in our cost reductions in the IT space in the last part of, actually, through a lot of ‘06, and that caused us some decline there. I feel comfortable in saying that we have remedied the majority of that issue, and so we are moving forward.

John Rexford — Affiliated Computer Services — CFO
You guys got them all?

Bryan Keane — Prudential Equity Group — Analyst
Okay. If I could just ask a quick question on the credit facility. Slide 17 suggests you have about 2.5 billion left in terms of capacity. If I grow ‘07 revs by about 10% every year, organically that leaves a gap of 2.5 billion. Is that how you plan on, envision using your leverage, or is that money just for buy-backs?

John Rexford — Affiliated Computer Services — CFO
That credit facility was put into place when we were considering doing the Dutch auction, and it is the additional money is available on, the term loans are available if and when we need that for share repurchases, or for repaying the senior notes.

Adam Frisch — UBS — Analyst
So that is not to be used for acquisition?

John Rexford — Affiliated Computer Services — CFO
There is an accordion facility on the revolver, to be able to extend the revolver size out for acquisitions.

Adam Frisch — UBS — Analyst

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
Just a couple housecleaning items. These should be real fast. You said you increased debt to raise cash? Did I hear that correctly? Is so, why would you do that?

John Rexford — Affiliated Computer Services — CFO
No, we didn’t pay down debt in the second quarter. Without the financial statements being filed, we were curtailed in, at least we felt we were curtailed in our ability to access capital. So we built cash over the quarter, and then I said that —

Adam Frisch — UBS — Analyst
by taking debt up a little bit?

John Rexford — Affiliated Computer Services — CFO
Yes, and so what we’ll do in the third quarter is now that we got our financial statements filed, we will start to repay some of that debt.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Just because we have got a number of people on the call. Please give us a call afterwards, and we will try to answer whatever we can. Okay?

Jon Puckett — Affiliated Computer Services — VP, IR
Operator, next question, please.

Operator
Our next question comes from Laura Lederman of William Blair.

Laura Lederman — William Blair & Co. — Analyst
Thank you. A few quick questions. One, can you talk about the health of the ITO market in general? I think the growth rates you gave earlier of about 9% seem a little high. So if you talk about some of the structural things that are happening there, that you think support that number. Separately given the problems in past HR BPO contracts, can you talk a little bit about the scoping of the GlaxoSmithKline, and how you feel that can be profitable, given how large it is and the scope of it, and finally, acquisition pipeline, how big of a deal would you do, or just a lot of little ones? Thank you.

Lynn Blodgett — Affiliated Computer Services — President, CEO
So this was a single three part question. We like that.

Laura Lederman — William Blair & Co. — Analyst
Yes, sorry about that.

Lynn Blodgett — Affiliated Computer Services — President, CEO
That’s okay. You’re very creative. We’re going to ask Ann if she would address the first issue, in terms of the IT pipeline.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
You bet. So just to clarify from the prepared comments, we see the ITO market as growing at a 6% rate. And I think if you look at the, if you were to look at the pipeline that we have got in ITO, we are feeling very good about that and I think we’re beginning to get some good traction on that pipeline, and as I look at that pipeline and where deals fall in the deal cycle, I am pleased with how that pipeline lays out. I think we are in a good position there, relative to the ITO pipeline.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Let me add some additional comments on that, and that is that the issues of growth in IT, are not because there isn’t a pipeline, or there isn’t a market out there. You would be surprised at how many greenfield opportunities we have in pure IT infrastructure deals. So the market is, there is an awful lot of growth capability out there in the market.
It comes down more to how well we execute, and how well we manage our sales process and our sales pipeline, and we are very confident. That pipeline has already picked up significantly, and we are confident we’re going to see good growth out of our IT organization.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
And I’m excited about the service line expansion that we have made with the acquisition of Systech, and then the previous acquisition of AMS.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Why don’t you expand a little more on that.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
If you look at ITO historically, we have only, if you go back several years, our ITO capability was largely around infrastructure. As a result of some of the acquisitions that we have done over the past 24 months or so, we have been able to expand our footprint in ITO, so that we now have Systech capability, the SAP middle market capability that came to us through the Systech acquisition, and then SAP hosting capability, that came to us through the Blue Star, or what we now refer to as AMS.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Those look like other great opportunities.

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
That’s right. That’s right.

Lynn Blodgett — Affiliated Computer Services — President, CEO
In terms of the scope and the challenges on the HR, these multiscope HR contracts, as we have said, we have had some challenges with a couple of those. I am just happy to report that our people have made good progress on those specific contracts.
And both of those clients are green in our stoplight reporting system right now, they are green, which is a great thing, indicating that the client satisfaction is where we want it to be. We have spent a lot of time and as we said, and I think Ann mentioned in her prepared comments, we did back off pretty considerably from the multiscope HR space, until we were able to get the processes in shape, to where we felt they needed to be, in order to be able to deliver the scope of services that the clients need.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
And we have learned that in terms of scope, there are some towers that, a couple of towers actually, that we may not offer as readily as we have in the past, because they appear to be something that is beneficial, or is something that is better off left with the customer.
The multiscope HR business is new. And the clients are learning what things are reasonable to outsource, and the suppliers are learning things that are reasonable to outsource. And I think that you are going to find that the scopes are going to adjust slightly, because of that knowledge. Does that help?

Laura Lederman — William Blair & Co. — Analyst
Which towers do you think are better off not to be outsourced to you?

Lynn Blodgett — Affiliated Computer Services — President, CEO
I think it depends on the client, because you have some clients with a very, very diverse workforce, and you have others that may be concentrated in a given area. Under the right circumstances, I would think something like recruiting may be something that’s better off served, on the other hand, there are cases where recruiting works well. But if you ask me for a specific, I would say recruiting is one we want to look hard at.

Laura Lederman — William Blair & Co. — Analyst
What about acquisition, pipeline, pricing, how big would you go in terms of acquisitions, or more likely to see a lot of little ones?

John Rexford — Affiliated Computer Services — CFO
It’s John. The acquisition pipeline right now is relatively in good shape. This is a building time frankly, for the pipeline as we come off the calendar year-end. It is a pretty diverse pipeline. There’s items in Government, there’s items in Commercial, there’s items in IT, and there’s items in BPO. There is kind of a mix of size. There are some relatively small ones. There are a few larger ones. It’s kind of a normal pipeline.
In fact, another thing that happened too, is we had a relatively large deal, not hundreds of millions of dollars, that we actually passed on, because we thought it got too pricey and so we pulled back in.
In terms of price in the marketplace, we are not seeing a tremendous amount of pressure, upward pressure on price. There are some transactions that are being done out there, well outside of where we consider to be good value. But frankly we have seen that for the last 10 years. We think we will continue to be successful on that.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Acquisitions are important to us as we said earlier, because they act as some of our research and development, and so the idea of being able to continue to acquire smaller organizations because they have some unique technology, like the Albion acquisition, is very appealing to us, and yet on the other hand, because of our size, we know that we are going to have to keep an open mind to acquisitions that may be larger than that. Okay?

Jon Puckett — Affiliated Computer Services — VP, IR
Operator, let’s move to the next question, please.

Operator
Our next question comes from David Grossman, Thomas Weisel Partners.

David Grossman — Thomas Weisel Partners — Analyst

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
I was wondering if we could just review some of the contracts that have been discussed, and some of the filings over the last couple of periods, specifically maybe you can update us on what’s going on with the Department of Education, and what the risks right off there are, and what other issues we should be considering on that contract, and then on Mellon, I know we talked about losing some clients, we have talked about that for a long time, have we finally anniversaried that growth headwind after the December quarter, and then just finally, on the 2 HR contracts that we talked about, are we still on-track to hit a breakeven run rate on those two contracts by the end of the fiscal year?

Lynn Blodgett — Affiliated Computer Services — President, CEO
Great. Good questions, David. I am going to ask Tom to address the Department of Ed, and then Ann, if you’ll talk about the Mellon and HR contracts.

Tom Burlin — Affiliated Computer Services — COO, Government Solutions
Sure, thanks, Lynn. David, as you know, the Department of Ed contract is our largest contract. It’s been a long-term contract for us. And one that we hold very dear. There is really two aspects to the contract. There is the servicing aspect of the contract, in which we perform and have performed very well, consistently exceeding our SLAs, and an example when compared to the cohorts of similar services and earning bonuses against our performance there, we do exceptionally well, and do a very good job in that aspect of the contract.
On the other hand, there is a component of that contract which was focused on developing new software to be installed as a service improvement, and we haven’t done as well there. We have not performed as strongly there, and we have been in discussions with our client about how to improve that performance. As part of that discussion, as we indicated in our filing, is very likely that we will impair some or all of the software that is currently being developed.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Ann?

Ann Vezina — Affiliated Computer Services — COO, Commercial Solutions
Okay. In terms of the question about the Mellon business, we are nearly through that. You will see some gradual declines in terms of the impact in the back half of this year, and it will be completely gone at the end of Q4 of FY ‘07. So have a bit to go on that, but will be completely gone as we go into our next fiscal year.
In terms of the two HR contracts, when we disclosed that information, we put together our own recovery plans, and we are on-target with those recovery plans for both of those contracts, and both are scheduled to be breakeven at the end of this fiscal year and are on-track to do so.

Jon Puckett — Affiliated Computer Services — VP, IR
Okay. Operator, can we move to the next question, please. Let’s just for the interest of time. Why don’t we have this be the last question.

Operator
Our last question comes from Greg Smith of Merrill Lynch.

Greg Smith — Merrill Lynch — Analyst
All right. Thanks for taking my question. Just regarding the projected contract operating margin, those numbers that you have laid out in the slide, which I think are very helpful. I just want to understand what exactly is measured in there? Do we have to also allocate corporate expenses against that, or is that showing us an operating margin as if this were the only business that you had, and it worked out as expected, that’s what ACS’s overall operating margin would be?

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call

Lynn Blodgett — Affiliated Computer Services — President, CEO
What we do, I will give some color on this, and then John if you want to add onto it. When we sign a deal, we create a model that is standalone for that particular deal, meaning that we take into account any overhead that would be associated with the operating organization in to which that deal would fall.
So there is, in other words, if there is a division person who has some direct responsibility for that contract, that cost is going to be borne in the model. We do not allocate corporate expenses to these contracts, and so we are looking at this before corporate allocations, so I think most of you know that our corporate overhead is quite low.

John Rexford — Affiliated Computer Services — CFO
Yes. That’s exactly the way it is, Lynn, yes, you got it.

Greg Smith — Merrill Lynch — Analyst
So we just should add whatever our expectation is for overall corporate, a couple percent against that, and that gets to the answer I think I’m looking for?

John Rexford — Affiliated Computer Services — CFO
Yes, perfect.

Greg Smith — Merrill Lynch — Analyst
Okay, thanks a lot guys.

Lynn Blodgett — Affiliated Computer Services — President, CEO
Let me just say that we appreciate those who participated on the call today. I am sorry that we weren’t able to get to all the questions. But we very much appreciate your involvement, and we look forward to spending more time with you. Thank you very much.

Operator
Thank you for participating in today’s conference. You may disconnect.

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Final Transcript
Feb. 13. 2007 / 4:30PM ET, ACS — Q2 2007 Affiliated Computer Services Earnings Conference Call
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